UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934

(Amendment No. 3)

Pan Pacific Retail Properties, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

69806L104
(CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
	Rule 13d-1(b)
?	Rule 13d-1(c)
?	Rule 13d-1(d)



Page 1 of 8 Pages

1
NAME OF REPORTING PERSON:
LaSalle Investment Management, Inc.

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
36-4160747

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

	(a)
	?

	(b)	?
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF
ORGANIZATION
Maryland

5
SOLE VOTING POWER

0

NUMBER
OF SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

132,179

EACH
REPORTING
PERSON WITH
7
SOLE DISPOSITIVE POWER

0


8
SHARED DISPOSITIVE POWER

584,058

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

584,058

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

Excludes shares beneficially owned by LaSalle Investment Management
 (Securities), L.P.
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.4%

12
TYPE OF REPORTING PERSON*
IA


*SEE INSTRUCTIONS BEFORE FILLING OUT!
1
NAME OF REPORTING PERSON:
LaSalle Investment Management (Securities), L.P.

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
36-3991973

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

	(a)
?

	(b)	?
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF
ORGANIZATION
Maryland

5
SOLE VOTING POWER

50,392

NUMBER
OF SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

1,064,670

EACH
REPORTING
PERSON WITH
7
SOLE DISPOSITIVE POWER

50,392


8
SHARED DISPOSITIVE POWER

1,459,470

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,509,862

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
 SHARES*

Excludes shares beneficially owned by LaSalle Investment Management, Inc.

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

3.7%

12
TYPE OF REPORTING PERSON*
IA


*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.
     	(a)	Name of Issuer
     		Pan Pacific Retail Properties, Inc.

	(b)	Address of Issuer's Principal Executive Offices
		1631-B South Melrose Dr.
		Vista, CA  92081

Item 2.
     LaSalle Investment Management, Inc. provides the following information:
     	(a)	Name of Person Filing
		LaSalle Investment Management, Inc.

	(b)	Address of Principal Business Office or, if none,
 Residence
		200 East Randolph Drive
		Chicago, Illinois  60601

	(c)	Citizenship
		Maryland

	(d)	Title of Class of Securities

		Common Stock, $.01 par value per share

	(e)	CUSIP Number

		411465107
     	LaSalle Investment Management (Securities), L.P. provides
the
following information:
     	(a)	Name of Person Filing
		LaSalle Investment Management (Securities), L.P.

	(b)	Address of Principal Business Office or, if none,
Residence
		200 East Randolph Drive

		Chicago, Illinois  60601

	(c)	Citizenship
		Maryland

	(d)	Title of Class of Securities

		Common Stock, $.01 par value per share

	(e)	CUSIP Number

		94856P102

Item 3.*	If this statement is filed pursuant to Rule 13d-1(b),
 or 13d-2(b), check whether the person filing is a:
      (a)	?	Broker or Dealer registered under Section 15
 of the Act
      (b)	?	Bank as defined in Section 3(a)(6) of the
Act
      (c)	?	Insurance Company as defined in Section 3(a)(19)
 of the Act
(d)	?	Investment Company registered under Section 8 of the
 Investment
 Company Act
(e)	?	Investment Adviser registered under Section 203 of
the Investment
 Advisers Act of 1940
(f)	?	Employee Benefit Plan, Pension Fund which is subject
 to the
provisions of the Employee Retirement Income Security Act of 1974 or
 Endowment
 Fund; see 240.13d-1(b)(1)(ii)(F)
(g)	?	Parent Holding Company, in accordance with 240.13d-1
(b)(ii)(G)
(Note:  See Item 7)
(h)	?	A savings association as defined in section 3(b) of
 the Federal
Deposit Insurance Act
(i)	?	A church plan that is excluded from the definition
 of an
investment company under section 3(c)(14) of the Investment Company
 Act of 1940
(j)	?	Group, in accordance with 240.13d-1(b)-1(ii)(J)


      *  This response is provided on behalf of LaSalle Investment
 Management,
 Inc. and LaSalle Investment Management (Securities), L.P., each an investment adviser under Section 203 of the Investment Advisers Act of 1940.

Item 4.	Ownership
     If the percent of the class owned, as of December 31 of the year covered
 by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following
information as of that
 date and identify those shares which there is a right to
acquire.
     LaSalle Investment Management, Inc. provides the following information:
	(a)	Amount Beneficially Owned
      	584,058

	(b)	Percent of Class
      	1.4%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote
      		0

		(ii)	shared power to vote or to direct the vote
      		132,179

		(iii)	sole power to dispose or to direct the
disposition of
      		0

		(iv)	shared power to dispose or to direct the
 disposition of
      		584,058

      LaSalle Investment Management (Securities), L.P. provides
 the following
information:
	(a)	Amount Beneficially Owned
      	1,509,862

	(b)	Percent of Class
      	3.7%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote
      		50,392

		(ii)	shared power to vote or to direct the vote
      		1,064,670

		(iii)	sole power to dispose or to direct the
disposition of
      		50,392

		(iv)	shared power to dispose or to direct the
disposition of
      		1,459,470

Item 5.	Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

      	Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which
Acquired
the Security Being Reported on By the Parent Holding Company

      	Not applicable.

Item 8.	Identification and Classification of Members of the Group

      	The two members of the Group are: LaSalle Investment
Management, Inc.
("LaSalle") and LaSalle Investment Management (Securities),
L.P. ("LIMS").

      	LIMS is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is LaSalle Investment
 Management
(Securities), Inc., a Maryland corporation, the sole s tockholder of which is
LaSalle.
 LaSalle and LIMS, each registered investment advisers, have different advisory clients.

Item 9.	Notice of Dissolution of Group

      	Not applicable.

Item 10.	Certification
     	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of
 changing or
 influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this Statement
 is true, complete
and correct.

	The parties agree that this statement is filed on behalf of each of them.


Dated:	February 14, 2005


LASALLE INVESTMENT
MANAGEMENT, INC.


By:/s/ Denise R. Organt_________________
Name:	Denise R. Organt
Title:	Vice President


LASALLE INVESTMENT
MANAGEMENT
(SECURITIES), L.P.


By:/s/ Denise R. Organt__________________
Name:	Denise R. Organt
Title:	Vice President

??
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